EXHIBIT 4.1

CONSULTING AGREEMENT

This Agreement is made as of this May 20, 2000 and

amended on August 3, 2000 by and between The Auxer

Group, Inc., ("the Company") a corporation duly

organized and existing under the laws of New

Jersey, with offices at 12 Andrews Drive, West

Paterson, New Jersey 07424 and ("the Consultant")

Mark Neuhaus, 50 West Liberty Street, Suite 880,

Reno, Nevada 89501.

WHEREAS, the Company is engaged in the business of

acquiring and investing in businesses with high

growth potential,

WHEREAS, the Consultant provides automotive

marketing and promotion and telecommunications

acquisition consulting services,

WHEREAS, the Company wishes to retain the services

of the Consultants on the following terms and

conditions:

1. The Company hereby retains the services of

the Consultant for a period of two(2) year(s) and

terminating on May 20, 2002. In exchange for the

Consulting Services (as that term is defined

hereoin), The Auxer Group shall issue a warrant to

purchase 4,615,385 shares of common stock

registered under S-8 filing at a price of $0.0325

per share. As additional consideration, The Auxer

group hereby issues a warrant to purchase

17,500,000 shares of common stock registered under

S-8 filing at a price of $0.0428 per share.

2. The Consultant shall, employing its best

efforts, assist the Company by: providing

automotive product marketing and promotion and

telecommunications acquisition consulting

services.

3. The Consultant shall be independent

contractors and shall have no right or authority

to assume or create any obligations or

responsibility, express or implied, on behalf of

or in the name of the Company, unless specifically

authorized in writing by the Company. No

provision of this Agreement shall be construed to

preclude consultants from pursuing other

consulting or design and development projects.

4. The Consultant (including any person or

entity acting for or on behalf of the Consultant)

shall not be liable for any mistakes of fact,

errors of judgment, for losses sustained by the

Company or any subsidiary or for any acts or

omissions of any kind, unless caused by the

negligence or intentional misconduct of the

Consultant or any person or entity acting for or

on behalf of the Consultant.

5. The Company warrants that it intends to

pursue acquisitions in the telecommunications

industry, whereas the Consultant has extensive

experience and relations in the telecommunications

industry.

6. The Company and its present and future

subsidiaries jointly and severally, agree to

indemnify and hold harmless the Consultant against

any loss, claim, damage or liability whatsoever,

(including reasonable attorneys' fees and

expenses), to which such Indemnified Party may

become subject as a result of performing any act

(or omitting to perform any act) contemplated to

be performed by the Consultant pursuant to this

Agreement if such act or omission did not violate

the provisions of Section 4 of this Agreement. So

long as the Company has not provided counsel to

the Indemnified Party in accordance with the terms

of this Agreement, the Company and its

subsidiaries agree to reimburse the defense of any

action or investigation (including reasonable

attorney's fees and expenses), subject to any

understanding from such Indemnified Party to repay

the Company or its subsidiaries if it is

ultimately determined that such Indemnified Party

is not entitled to such indemnity. In case any

action, suit or proceeding shall be brought or

threatened, in writing, against any Indemnified

Party, it shall notify the Company within twenty

(20) days after the Indemnified Party receives

notice of such action, suit or such threat. The

Company shall have the right to appoint the

Company's counsel to defend such action, suit or

proceeding, provided that such Indemnified Party

consents to such representation by such counsel,

which consent shall not be unreasonably withheld.

In the event any counsel appointed by the Company

shall not be acceptable to such Indemnified Party,

then the Company shall have the right to appoint

alternative counsel for such Indemnified Party

reasonably acceptable to such Indemnified Party,

until such time as acceptable counsel can be

appointed. In any event, the Company shall, at

its sole cost and expense, be entitled to appoint

counsel to appear and participate as co-counsel in

the defense thereof. The Indemnified Party, or

its co-counsel, shall promptly supply the

Company's counsel with copies of all documents,

pleadings and notices which are filed, served or

submitted in any of the aforementioned. No

indemnified Party shall enter into any settlement

without the prior written consent of the Company,

which consent shall not be unreasonable withheld.

7. This Agreement shall be binding upon the

Company and the Consultant and their successors

and assigns.

8. If any provision or provisions of this

Agreement shall be held to be invalid, illegal or

unenforceable for any reason whatsoever, (i) the

validity, legality and enforceability of the

remaining provisions of this Agreement (including,

without limitation, each portion of any Section of

this Agreement containing any such provision held

to be invalid, illegal or unenforceable) shall not

in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the

provisions of this Agreement (including, without

limitation, each portion of any Section of this

Agreement containing any such provision held to be

invalid, illegal or unenforceable) shall be

construed so as to give effect to the intent

manifested by the provision held, invalid illegal

or unenforceable.

9. No supplement, modification or amendment of

this Agreement shall be binding unless executed in

writing by both parties hereto. No waiver of any

other provisions hereof (whether or not similar)

shall be binding unless executed in writing by

both parties hereto nor shall such waiver

constitute a continuing waiver.

10. This Agreement may be executed in one or more

counterparts, each of which shall for all purposes

be deemed to be an original but all of which shall

constitute one and the same Agreement.

11. The Parties agree that should any dispute

arise in the administration of this Agreement,

that the agreement shall be governed and construed

by the Laws of the State of New York.

12. This Agreement contains the entire agreement

between the Parties with respect to the consulting

services to be provided to the Company by the

Consultant and supersedes any and all prior

understandings, agreement or correspondence

between the Parties.

IN WITNESS WHEREOF, the Company and the Consultant

have caused this Agreement to be signed by duly

authorized representatives as of the day and year

first above written.

THE AUXER GROUP, INC.

/s/ Eugene Chiaramonte, Jr.

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President

/s/ Mark Neuhaus

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Mark Neuhaus (Consultant)